EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Airguide, Inc. on Form SB-2 of our reports dated June 23, 2006, relating to the consolidated financial statements of Airguide, Inc. (formerly Amerex Companies, Inc.) and financial statements of Waste Express, Inc., and to the reference to our Firm under the caption “Experts” in the Prospectus.

Tulsa, Oklahoma

December 14, 2006